Exhibit 99.1

Envestnet Appoints James L. Fox and Gregory A. Smith to the Board of Directors

Chicago, IL — February       , 2015 — Envestnet (NYSE: ENV), a leading provider of unified wealth management technology and services to financial advisors, today announced the appointment of James L. Fox and Gregory A. Smith to its Board of Directors and as members of each of the Audit Committee and Nominating and Governance Committee, effective February 4, 2015.

Mr. Fox has an extensive career in the financial services industry, having most recently retired as Non-Executive Chairman of FundQuest, Inc., upon its acquisition by the Company, effective December 2011 after serving in that role since September 2010 and prior to that, as President and Chief Executive Officer starting in October, 2005.  Mr. Fox has over 30 years of senior executive experience with The BISYS Group, Inc. and First Data Corporation starting in 1989 and currently serves on two additional boards in different industries.  He is a Director and Chairman of the Audit Committee for kgb, Inc. and a Director of Ultimus Financial Solutions, LLC. He previously served on the boards of two former public companies, FX Alliance (NYSE: FX) and Rock of Ages Corporation (NASDAQ: ROAC), as well as several private companies.

Mr. Smith currently is an Executive-in-Residence and Lecturer at the University of Wisconsin-Milwaukee’s Lubar School of Business, as well as Managing Partner of Barnett Management Advisors, LLC.  Prior to joining UWM, Greg served as Senior Vice President and Chief Financial Officer of the Marshall & Ilsley Corporation and M&I Bank from 2006 until the company’s sale to BMO Harris Bank in 2011. Prior to joining Marshall & Ilsley, Mr. Smith held progressively senior roles during a 16 year Wall Street investment banking career, including six years as a Managing Director.  He is currently a Director of The Church Mutual Insurance Company. He is also a board member of the University School of Milwaukee, Milwaukee Symphony Orchestra and the Milwaukee County Pension Fund.

“With their breadth of industry and finance experience, Jim and Greg are valuable additions to our Board,” said Jud Bergman, Chairman and CEO.

The Company also accepted the resignation of Gates Hawn, from the Board of Directors effective February 4, 2015 and appointed Charles Roame as the Chairman of the Nominating and Governance Committee to replace the retiring Mr. Hawn.

“On behalf of the entire Board, I thank Gates for his many years of service to Envestnet,” concluded Mr. Bergman.

About Envestnet

Envestnet, Inc. (NYSE: ENV) is a leading provider of unified wealth management technology and services to investment advisors. Our open-architecture platforms unify and fortify the wealth management process, delivering unparalleled flexibility, accuracy, performance and value. Envestnet solutions enable the transformation of wealth management into a transparent, independent, objective and fully-aligned standard of care, and empower advisors to deliver better results.

Envestnet’s Advisor Suite® software empowers financial advisors to better manage client outcomes and strengthen their practice. Envestnet provides institutional-quality research and advanced portfolio solutions through our Portfolio Management Consultants group, Envestnet | PMC®. Envestnet | Tamarac provides leading rebalancing, reporting and practice management software.

Contacts
Investor Relations	Media Relations
investor.relations@envestnet.com	mediarelations@envestnet.com
(312) 827-3940